Exhibit 10.1
ADVANCED GROWING SYSTEMS, INC.
3050 ROYAL BOULEVARD SOUTH, SUITE 135
ALPHARETTA, GA 30022
(678) 387-5061

July 1, 2009

Mr. Phillip Dignan, CEO
enVentive Solutions, Inc.
1620 Market Street, Suite 5E
Denver, CO 80202

Re:	Binding Letter of Intent between Advanced Growing Systems, Inc. and enVentive Solutions, Inc.

Dear Mr. Dignan:

This letter sets forth our binding letter of intent (“Letter of Intent”) among Advanced Growing Systems, Inc., a Nevada corporation (“Advanced Growing”) and enVentive Solutions, Inc., a Delaware corporation (“enVentive”) and in connection therewith, the purchase  of 100% of the issued and outstanding shares of enVentive by  Advanced Growing  in exchange for common stock of  Advanced Growing representing approximately 85% of the outstanding shares of common stock on a fully diluted basis (the “Transaction”), subject to the terms of a definitive share purchase agreement to be negotiated and executed by the parties.

The proposed terms of the Transaction are as follows:

1.           Definitive Agreement.  Consummation of the Transaction as contemplated hereby will be subject to the negotiation and execution of a mutually satisfactory definitive share purchase agreement (the “Definitive Agreement”), setting forth the specific terms and conditions of the stock purchase transaction proposed hereby.  The parties will use their reasonable best efforts to negotiate in good faith the Definitive Agreement, which will contain, among other standard terms and conditions, the following provisions:

(a)
Advanced Growing will issue shares of its common stock to enVentive in an amount to be agreed upon based upon an approximate 85% of Advanced Growing’ issued and outstanding shares upon completion of the Transaction.

(b)	An earn-out provision as set forth hereto on Exhibit A.
(c)
The  appointment of Jack Cowan as the Chairman of the Board of Directors of Advanced Growing and the appointment of Phillip Dignan as Chief Executive Officer of Advanced Growing, in each case, effective immediately after the closing of the Transaction.  Christopher J. Nichols will remain as President and Dan Dunn will remain as Chief Financial Officer of Advanced Growing.

(d)
Upon completion of the Transaction, Advanced Growing will change its name to enVentive Solutions, Inc., and will apply for a new trading symbol to better represent the business of the combined companies.

(e)
Any necessary third-party consents shall be obtained prior to closing, including but not limited to any consents required to be obtained from Advanced Growings’, enVentive’s lenders, creditors, vendors and lessors.

(f)	enVentive shall be reasonably satisfied with the accounting treatment of the Transaction for accounting and financial statement purposes.

2.           Conditions to Closing.

(a)	New debt or equity financing acceptable to the board of directors of each of enVentive and Advanced Growing.
(b)	The approval of the board of directors of each of enVentive and Advanced Growing.
(c)	The collapse of the existing capitalization of Advanced Growing into one class of common stock, representing approximately 15% of the post merger total capitalization.
(d)	The repayment or conversion of all secured Advanced Growing debt.

3.           Conduct of Business.  Prior to the execution of a Definitive Agreement and the closing of the Transaction, Advanced Growing will conduct its operations in the ordinary course consistent with past practice and will not issue any capital stock or grant any options with respect to its capital stock, nor will Advanced Growing make any distributions, dividends or other payments to any affiliate or shareholders without the consent of enVentive.

4.           Public Announcements.  Neither party will make any public disclosure concerning the matters set forth in this letter of intent or the negotiation of the proposed Transaction without the prior written consent of the other party, which consent shall not be unreasonably withheld.  If and when either party desires to make such public disclosure, after receiving such prior written consent, the disclosing party will give the other party an opportunity to review and comment on any such disclosure in advance of public release.  Notwithstanding the above, to the extent that either party is advised by counsel that disclosure of the matters set forth in this letter of intent is required by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction or is otherwise required by law, then such disclosing party will provide the other party, if reasonably possible under the circumstances, prior notice of such disclosure as well as an opportunity to review and comment on such disclosure in advance of the public release.

5.           Due Diligence; Confidentiality Agreement.  Each party and its representatives, officers, employees and advisors, including accountants and legal advisors, will provide the other party and its representatives, officers, employees and advisors, including accountants and legal advisors, with all information, books, records and property (collectively, “Transaction Information”) that such other party reasonably considers necessary or appropriate in connection with its due diligence inquiry.  Each party agrees to make available to the other party such officers, employees, consultants, advisors and others as reasonably requested by the other party for meetings, visits, questions and discussions concerning each other and the Transaction.  Each of the parties will use its reasonable best efforts to maintain the confidentiality of the Transaction Information, unless all or part of the Transaction Information is required to be disclosed by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction.  Due to the commercially sensitive nature of the Transaction Information, promptly following the execution of this Letter of Intent, the parties shall cause each of their respective directors, representatives, officers, employees and advisors, including accountants and legal advisors, who receive Transaction Information to enter into a confidentiality agreement in form and substance reasonably satisfactory to the other party.

6.           Exclusivity.  In consideration for the mutual covenants and agreements contained herein, until the earlier of the closing of the Transaction or termination of this letter of intent in accordance with its terms, Advanced Growing, its officers, directors, employees, shareholders and other representatives will not, and will not permit any of their respective affiliates to, directly or indirectly, solicit, discuss, accept, approve, respond to or encourage (including by way of furnishing information) any inquiries or proposals relating to, or engage in any negotiations with any third party with respect to any transaction similar to the Transaction or any transaction involving the transfer of a significant or controlling interest in the assets or capital stock of Advanced Growing, including, but not limited to, a merger, acquisition, strategic investment or similar transaction (“Acquisition Proposal”).  Advanced Growing and its officers or their respective affiliates will immediately notify enVentive in writing of the receipt of any third party inquiry or proposal relating to an Acquisition Proposal and will provide enVentive with copies of any such notice inquiry or proposal.  Notwithstanding the foregoing, nothing in this Section 5 will be construed as prohibiting the board of directors of Advanced Growing from making any disclosure required by applicable law to its shareholders.

7.           Termination.  This letter of intent may be terminated (a) by mutual written consent of the parties hereto and (b) by either party (i) after 5:00 p.m. Eastern standard time on September 1, 2009 if a Definitive Agreement is not executed and delivered by the parties prior to such time, (ii) if the Transaction is enjoined by a court or any governmental body (including if consummation of the Transaction is enjoined pending approval by the shareholders of enVentive).

8.           No Brokers.   Each party represents and warrants to the other that there are no brokers or finders entitled to any compensation with respect to the execution of this Letter of Intent, and each agrees to indemnify and hold the other harmless from and against any expenses or damages incurred as a result of a breach of this representation and warranty.

9.           Expenses.  Each of the parties will be responsible for its own expenses in connection with the Transaction, including fees and expenses of legal, accounting and financial advisors.

10.           Choice of Law.  This Letter of Intent shall be governed by and construed in accordance with the internal substantive laws of the State of Nevada.

11.           Compliance with the Securities Laws.  enVentive acknowledges that it and its officers, directors, shareholders and employees and other representatives may, in connection with the Transaction, come into possession of material non-public information about Advanced Growing.  Accordingly, enVentive will use its best efforts to ensure that none of its officers, directors, shareholders and employees or other representatives will trade (or cause or encourage any third party to trade) in any of the securities which they will receive as a result of the Transaction while in possession of any such material, non-public information.  Advanced Growing acknowledges that it and its officers, directors, shareholders and employees and other representatives may, in connection with the Transaction, come into possession of material non-public information about enVentive and its respective affiliates.  Accordingly, Advanced Growing will use its best efforts to ensure that none of its officers, directors, shareholders and employees or other representatives will trade (or cause or encourage any third party to trade) in any of the securities which they will receive as a result of the Transaction while in possession of any such material, non-public information.

12.           Counterparts.  This letter of intent maybe executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Fax copies of signatures shall be treated as originals for all purposes.

13.           Effect.  This letter of intent is a binding contract between the parties, and contains the entire agreement by and among the parties to date with respect to the subject matter hereof and supersedes any and all prior agreements and understandings, oral or written, with respect to such matters.

INTENTIONALLY LEFT BLANK SIGNATURE PAGE FOLLOWS

This letter of intent will terminate at 5:00 p.m. Eastern standard time on July 1, 2009 unless it has been duly executed by or on behalf of the Parties prior to such time.

Very truly yours,

ADVANCED GROWING SYSTEMS, INC.

By: /s/  Chris J. Nichols
Name: Chris J. Nichols
Title:Chief Executive Officer
Agreed and Accepted:

EVENTIVE SOLUTIONS, INC.

By: /s/ Phillip Dignan
Name:  Phillip Dignan
Title: Chief Executive Officer

EXHIBIT A

Advanced Growing shall have an earn-out for 5% of the post merger total capitalization based upon achieving more than 30% of the combined EBITDA for 18 months ending December 2010, based upon the current enVentive plus the acquisition of Hi-Tech.  Advanced Growing shall have a further 2.5% earn-out of the post merger total capitalization based on achieving more than 40% of the combined EBITDA in the calendar year 2011, based upon the current enVentive plus the acquisition of Hi-Tech.